EXHIBIT 4.1


55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
Tel. 212-438-4417                                            E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com            STANDARD & POOR'S
                     A Division of The McGraw Hill Companies


                                November 5, 2003

Van Kampen
1 Parkview Plaza
Oakbrook Terrace, IL 60181

The Bank of New York
101 Barclay Street, 17 West
New York, New York 10286
Unit Investment Trust Dept.

            Re: Van Kampen Focus Portfolios, Taxable Income Series 47

Gentlemen:

     We have examined Registration Statement File No. 333-109131 for the above mentioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                               Sincerely,

                                                           /s/ FRANK A. CICCOTTO
                                                               Vice President